Form of Voting Agreement

            This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of May16th, 2018, by and among Hou Sing International Business Limited., a Hong Kong private limited company (together with any successor entity, “Purchaser”), and each of the stockholders of China Advanced Construction Materials Group, Inc., a Nevada company (the “Company”) set forth on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”). Any capitalized term used, but not defined in this Agreement will have the meaning ascribed to such term in the Purchase Agreement (as defined below).

            WHEREAS, Purchaser and the Stockholders proposed to enter into a certain Purchase Agreement, dated as of the date hereof (as amended, the “Purchase Agreement”), by and among Purchaser and the Stockholders, pursuant to which, subject to the terms and conditions set forth therein, the Purchaser will acquire an aggregate of 2,480,000 restricted shares of the Company’s common stock held by the Stockholders (the “Purchase”, the Purchase and the other transactions contemplated by the Purchase Agreement, the “Transactions”);

            WHEREAS, as of the date hereof, each Stockholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Company Stock set forth underneath Stockholder’s name on the signature page hereto (such shares of Company Stock, together with any other shares of Company Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including earlier of the Closing Date or the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”).

            WHEREAS, as a condition to the willingness of Purchaser to enter into the Purchase Agreement, and as an inducement and in consideration therefor, the Stockholders and the Purchaser are executing this Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I VOTING AGREEMENT

            Section 1.1.        Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company, Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Purchase Agreement and approval of the Purchase and the other Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement, and (c) against the following actions or proposals (other than the Purchase and the other Transactions): (i) any alternative transaction or any proposal in opposition to approval of the Purchase Agreement or in competition with or materially inconsistent with the Purchase Agreement; and

(ii) (A) any material change in (x) the present capitalization of the Company or any amendment of the articles of incorporation or bylaws of the Company or (y) the Company’s corporate structure or business; or (iii) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Purchase Agreement not being fulfilled. Each Stockholder agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article I. Notwithstanding the foregoing, nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by Stockholder or any of its Representatives in the capacity as a director or officer of the Company.

            Section 1.2       . Delivery of Ancillary Documents. Stockholder hereby agrees that Stockholder will execute and deliver to the Company and Purchaser all Ancillary Documents to which Stockholder is contemplated to be a party pursuant to the terms of the Purchase Agreement.

ARTICLE II COVENANTS

            Section 2.1.        Generally.

                          (a)        Each Stockholder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without Purchaser’s prior written consent, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities laws or the Company’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement. The Company hereby agrees that it shall not permit any Transfer of the Subject Shares in violation of this Agreement.

                          (b)        In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each Stockholder agrees during the Voting Period to notify Purchaser promptly in writing of the number and type of any additional shares of Company Stock acquired by such Stockholder, if any, after the date hereof.

                          (c)        Each Stockholder agrees to not during the Voting Period take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each Stockholder further agrees that it shall use its commercially reasonable efforts to cooperate with Purchaser to effect the Transactions and the provisions of this Agreement.

            Section 2.2.        Standstill Obligations of the Stockholder. Each Stockholder covenants and agrees with Purchaser that, during the Voting Period, such Stockholder shall not, nor shall it act in concert with any Person to: (a) make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Stock in connection with any vote or other action with respect to the Transactions, other than to recommend that stockholders of the Company vote in favor of adoption of the Purchase Agreement and the other Transactions, and any other proposal the approval of which is a condition to the obligations of the parties under the Purchase Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by 0 of this Agreement), to the extent that the approval of stockholders for any such action is required; or (b) deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by 0 of this Agreement.

            Section 2.3.        Stop Transfers. Each Stockholder agrees with, and covenants to, Purchaser that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of Purchaser.

            Section 2.4.        Publicity. No Stockholder shall issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written approval of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

ARTICLE III REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

            Each Stockholder hereby jointly and severally represents and warrants to Purchaser as follows:

            Section 3.1.        Binding Agreement. Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Stockholder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

            Section 3.2.        Ownership of Subject Shares. As of the date hereof, Stockholder has beneficial ownership over the type and number of shares of the Company’s common stock set forth under Stockholder’s name on the signature page hereto, is the lawful owner of such shares of Company common stock, has the sole power to vote or cause to be voted such shares, and has good and valid title to such shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities laws or the Company’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Stockholder pursuant to arrangements made by such Stockholder. Except for the number of Subject Shares set forth under Stockholder’s name on the signature page hereto, as of the date of this Agreement, Stockholder is not a beneficial owner or recordholder of any (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, or (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

            Section 3.3.        No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Stockholder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Stockholder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the Organizational Documents of Stockholder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Stockholder is a party or by which Stockholder or any of the Subject Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Stockholder’s ability to perform its obligations under this Agreement in any material respect.

            Section 3.4        No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares inconsistent with Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing Stockholder from performing any of its material obligations under this Agreement.

ARTICLE IV TERMINATION

            Section 4.1.        Termination. This Agreement shall automatically terminate, and none of Purchaser or the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual written consent of Purchaser and the Stockholders, (b) the Closing Date (following the performance of the obligations of the parties hereunder required to be performed on the Closing Date), and (c) the date of termination of the Purchase Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of 0 shall survive the termination of this Agreement.

ARTICLE V MISCELLANEOUS

            Section 5.1.        Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

            Section 5.2.        Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

            Section 5.3.        No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and Purchaser, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company stockholders entering into voting agreements with Purchaser. Each Stockholder has acted independently regarding its decision to enter into this Agreement and regarding its investment in the Company. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

            Section 5.4.        Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:	with a copy (which will not constitute notice) to:

Hou Sing International Business Limited	Hunter Taubman Fischer & Li LLC 1450
Broadway, 26th Floor New York, New York
10018 Fax: 212-202-6380 Attn.: Joan Wu, Esq.

If to a Stockholder, to: the address set forth under the applicable Stockholder’s name on the signature page hereto, with a copy (which will not constitute notice) to the Company (and its copy for notices hereunder).

            Section 5.5.        Governing Law; Jurisdiction. This Agreement, and any Action arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. In any Action between or among any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federals court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”), (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such Action in any Specified Court or that such Action was brought in an inconvenient court and agrees not to assert, plead or claim the same, (c) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Specified Courts, and (d) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with 0 (provided, that nothing in this 0 shall affect the right of any party to serve legal process in any other manner permitted by Law). Each party agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

            Section 5.6       . WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS 0.

            Section 5.7.        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions to be consummated as originally contemplated to the fullest extent possible.

            Section 5.8.        Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

            Section 5.9.        Entire Agreement; Assignment; Third Parties. This Agreement (together with the Purchase Agreement to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 5.10.      Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except in an express writing executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

            Section 5.11.      Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

            Section 5.12.      Counterparts. This Agreement may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement..

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            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

Purchaser:

Hou Sing International Business Limited.

By:/s/Dengshen Wu
Name: Dengshen Wu
Title: Sole Shareholder

[Stockholder Signatures Follow]

            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

Stockholders:

Xianfu Han

By:/s/Xianfu Han

Number and Type of Shares of Company Stock:

1,362,700 restricted shares of Common Stock

Address for Notice:

Address:9 North West Fourth Ring Road, Yingu
Mansion Suite 1708, Haidian District,Beijing,
People’s Republic of China 100190

Facsimile No.: _______________________________________
Telephone No.: ______________________________________
Email: _____________________________________________

            IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

Stockholders:

Weili He

By:/s/Weili He

Number and Type of Shares of Company Stock:

1,117,300 restricted shares of Common Stock

Address for Notice:

Address:9 North West Fourth Ring Road, Yingu
Mansion Suite 1708, Haidian District,Beijing,
People’s Republic of China 100190

Facsimile No.: _______________________________________
Telephone No.: ______________________________________
Email: _____________________________________________